Exhibit 3.2(ii)

Certificate of Amendment of Amended and Restated Bylaws

of

Exponent, Inc.

The undersigned, Richard L. Schlenker, hereby certifies that:

1. He is the duly elected and acting Chief Financial Officer and Corporate Secretary of Exponent, Inc., a Delaware corporation (the “Corporation”).

2. This Certificate of Amendment amends the first sentence of Section III.2 of the Corporation’s Amended and Restated Bylaws to read in its entirety as follows:

“The authorized number of directors shall be such number between five (5) and eight (8), inclusive, as shall be determined from time to time by a resolution adopted by a majority of the Board or by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of voting stock of the Corporation.”

3. The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors in accordance with the provisions the Corporation’s Amended and Restated Bylaws.

This Certificate of Amendment is executed at Menlo Park, California, March 31, 2009.

/s/ Richard L. Schlenker
Richard L. Schlenker Chief Financial Officer and Corporate Secretary